As filed with the Securities and Exchange Commission on July 28, 1997

                                                 Registration No. 333-27649
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           _________________________

                             Amendment Number 3 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           _________________________
                                  CASMYN CORP.
             (Exact name of Registrant as specified in its charter)


          Colorado                                             84-0987840
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                             Identification No.)


                                1335 Greg Street
                                   Unit #104
                             Sparks, Nevada  89431
                                 (702) 331-5524


         (Address, including Zip Code, and Telephone Number, Including
             Area Code of Registrant's Principal Executive Offices)

                           _________________________
                                   Amyn Dahya
                                   President
                                1335 Greg Street
                                   Unit # 104
                             Sparks, Nevada  89431
                                 (702) 331-5524

 (Name, Address, including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                           _________________________
                                    Copy to:
                            David L. Ficksman, Esq.
                                Loeb & Loeb LLP
                      1000 Wilshire Boulevard, Suite 1800
                         Los Angeles, California 90017
                                 (213) 688-3698
                           _________________________


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           _________________________

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                        PROPOSED             PROPOSED
                                     AMOUNT              MAXIMUM              MAXIMUM            AMOUNT OF
TITLE OF EACH CLASS OF               TO BE            OFFERING PRICE         AGGREGATE         REGISTRATION
SECURITIES TO BE REGISTERED      REGISTERED(1)(2)      PER SHARE(3)      OFFERING PRICE(3)         FEE

Common Stock, $.04 par
value per share                     7,047,958             $6.00              $42,287,748          $12,815
============================================================================================================

(1) Includes the registration for resale of the following: (i) all shares of Common Stock issuable upon conversion of 834,667 shares of the Registrant's 8% Convertible Preferred Stock issued in a private placement in April, 1997; (ii) all shares of Common Stock issuable upon conversion of 110,000 shares of the Registrant's 8% Convertible Preferred Stock issuable upon the exercise of warrants issued in connection with the foregoing private placement; (iii) all shares of Common Stock issuable upon conversion of shares of Registrant's 8% Convertible Preferred Stock issuable as dividends in respect of shares of the Registrant's 8% Convertible Preferred Stock;
     (iv) 870,571 shares of Common Stock originally issued in other private placements; and (v) 1,339,189 shares of Common Stock (subject to adjustment) issuable upon exercise of options and warrants issued in other private placements. Estimated solely for purposes of calculating the registration fee in connection with this Registration Statement; assumes that all shares of the Registrant's 8% Convertible Preferred Stock are converted into shares of Common Stock based on a market price of $7.125 per share of Common Stock (the last reported sales price reported by NASDAQ on July 7, 1997). In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon conversion of or otherwise in respect of Registrant's 8% Convertible Preferred Stock.

(2) In the event of a stock split, stock dividend or similar transaction involving the Common Stock of the Registrant, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the last reported sale price reported on the Nasdaq SmallCap Market for the Registrant's Common Stock on July 22, 1997.

                       _________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The estimated expenses payable by the registrant in connection with the registration, issuance and distribution of the Common Stock offered hereby are as follows:

          SEC Registration Fee..................................   $13,568
          Legal Fees and Expenses...............................    35,000
          Accounting Fees and Expenses..........................    25,000
          "Blue Sky" Fees and Expenses (including legal fees)...     5,000
          Miscellaneous Expenses................................     5,000

                    Total                                          $83,568

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Pursuant to the By-Laws of the corporation, the Company has agreed to indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in the best interest of the corporation and, in certain cases, may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, the Company must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by Colorado law.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS


     Exhibit No.    Description
     -----------    -----------
     *4.1           Form of Certificate for 8% Convertible Preferred Stock

     *4.2 Articles of Amendment to the Articles of Incorporation of the Company

     *4.3           Form of Preferred Stock Investment Agreement dated April 11, 1997

     *4.4           Form of Stock Purchase Warrant

    **5.1           Opinion of Loeb & Loeb LLP

     *23.1          Consent of Deloitte & Touche LLP

     *23.2          Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

     *23.3          Consent of PGvG Bekker, Consulting Geologist

_____________

*Previously filed
**Filed herewith

ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks, State of Nevada, on the 28th day of July, 1997.

                                       CASMYN CORP.



                                       By /s/ Amyn S. Dahya
                                          ---------------------
                                              Amyn S. Dahya
                                              President and Chief Executive
                                              Officer


          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                       CAPACITY                     DATE
      ---------                       --------                     ----
/s/  Amyn S. Dahya            President, Chief Executive       July 28, 1997
---------------------------   Officer and Director
     Amyn S. Dahya


/s/  Douglas C. Washburn      Vice President, Secretary,       July 28, 1997
---------------------------   Treasurer
     Douglas C. Washburn      (Principal Financial Officer)


/s/  Hanif S. Dahya           Director                         July 28, 1997
-------------------------
     Hanif S. Dahya


/s/  Sandro Kunzle            Director                         July 28, 1997
-------------------------
     Sandro Kunzle



/s/  Dennis E. Welling         Controller (Principal           July 28, 1997
-------------------------      Accounting Officer)
     Dennis E. Welling

                                 EXHIBIT INDEX

                                                                                 Sequential
Exhibit No.    Description of Exhibit                                             Page No.
-----------    ----------------------                                             --------
 *4.1          Form of Certificate for 8% Convertible Preferred Stock

 *4.2 Articles of Amendment to the Articles of Incorporation of the Company

 *4.3 Form of Preferred Stock Investment Agreement dated April 11, 1997

 *4.4          Form of Stock Purchase Warrant

**5.1          Opinion of Loeb & Loeb LLP

 *23.1         Consent of Deloitte & Touche LLP

 *23.2         Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

 *23.3         Consent of PGvG Bekker, Consulting Geologist

_____________
*Previously filed
**Filed herewith